Exhibit 99.1

NEWS RELEASE

The Manitowoc Company, Inc. Announces 1-for-4 Reverse Stock Split

11/17/2017

MANITOWOC, Wis. -(BUSINESS WIRE)--The Manitowoc Company, Inc. (NYSE: MTW) announced today that Manitowoc shareholders, at a special meeting of shareholders held earlier today, approved a 1-for-4 reverse stock split and reduction of the total number of shares of common stock Manitowoc is authorized to issue from 300,000,000 shares to 75,000,000 shares.

Manitowoc common stock will begin trading on a split-adjusted basis when markets open on November 20, 2017. Manitowoc common stock will continue to trade on the New York Stock Exchange under the symbol “MTW,” although a new CUSIP number (563571 405) has been assigned to it as a result of the reverse stock split.

No fractional shares will be issued in connection with the reverse stock split. Shareholders otherwise entitled to receive fractional share(s) as a result of the reverse stock split will receive cash payments in lieu of such shares.

Additional information about the reverse stock split can be found in Manitowoc’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (SEC), available free of charge at the SEC’s website, www.sec.gov, or at Manitowoc’s website, www.manitowoc.com.

About The Manitowoc Company, Inc.

Founded in 1902, The Manitowoc Company, Inc. is a leading global manufacturer of cranes and lifting solutions with manufacturing, distribution, and service facilities in 20 countries. Manitowoc is recognized as one of the premier innovators and providers of crawler cranes, tower cranes, and mobile cranes for the heavy construction industry, which are complemented by a slate of industry-leading aftermarket product support services. In 2016, Manitowoc’s net sales totaled $1.6 billion, with over half generated outside the United States.